Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
11-013		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES PRICING OF PUBLIC EQUITY OFFERING

November 9, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it has increased the size of its previously announced underwritten public offering (the “Offering”) of shares of its common stock from 6,750,000 shares to 7,000,000 shares and priced the Offering at a price to the public of $30.00 per share, for total gross proceeds of $210,000,000 before underwriting discounts, commissions and offering expenses. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares. The Offering is expected to close on November 16, 2011, subject to customary conditions.

The Company intends to use the net proceeds from the Offering to partially fund its latest newbuild construction program comprised of new generation offshore supply vessels, which was announced on November 7, 2011. In addition, the Offering proceeds may be used in connection with possible future acquisitions and additional new vessel construction, as well as for general corporate purposes.

Barclays Capital, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the Offering. Global Hunter Securities, LLC, Johnson Rice & Company L.L.C., Pritchard Capital Partners, LLC, Simmons & Company International, Capital One Southcoast, Clarkson Capital Markets, Howard Weil Incorporated and IBERIA Capital Partners, L.L.C. acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The Offering may be made only by means of a prospectus supplement and accompanying base prospectus.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

A copy of the prospectus supplement and accompanying base prospectus meeting such requirements relating to the Offering may be obtained from the offices of:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free: 888-603-5847

Email: Barclaysprospectus@broadridge.com

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: 866-803-9204

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Email: cmclientsupport@wellsfargo.com

Phone: 800-326-5897

You may also obtain these documents for free when they are available from the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions with respect to closing the offering of shares of its common stock and the use of proceeds thereof. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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